Citigroup Global Markets Holdings Inc.	September-----, 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH18956 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Contingent Bearish Market-Linked Notes Linked to the Invesco QQQ TrustSM, Series 1 Due September 26, 2024

Overview

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of the underlying specified below from the initial underlying value to the final underlying value.

▪	The notes offer bearish exposure to the underlying. If the underlying depreciates from the initial underlying value to the final underlying value, the notes offer positive participation in the absolute value of that depreciation, but only so long as a knock-out event does not occur. A knock-out event will occur if the closing value of the underlying on any scheduled trading day during the observation period specified below is equal to or less than the knock-out value specified below. If a knock-out event has occurred, you will receive only the knock-out return specified below at maturity. If a knock-out event has not occurred and the final underlying value is greater than or equal to the initial underlying value, you will be repaid the stated principal amount of your notes at maturity but will not receive any positive return on your investment. As the notes do not pay any interest and you will not receive any dividends on the underlying, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	To obtain the modified exposure to the underlying that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The Invesco QQQ TrustSM, Series 1 (ticker symbol: “QQQ”)
Stated principal amount:	$1,000 per note
Strike date:	September 18, 2023
Pricing date:	September 19, 2023
Issue date:	September 26, 2023
Valuation date:	September 19, 2024, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	September 26, 2024
Payment at maturity:	For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:

▪     If a knock-out event has occurred: the knock-out return amount

▪     If a knock-out event has not occurred and:

▪     The final underlying value is less than the initial underlying value: the downside return amount

▪     The final underlying value is greater than or equal to the initial underlying value: $0

Knock-out value:	$259.462, 70.00% of the initial underlying value
Initial underlying value:	$370.66, the closing value of the underlying on the strike date
Final underlying value:	The closing value of the underlying on the valuation date
Downside return amount:	$1,000 × the absolute value of the underlying return
Knock-out event:	A knock-out event will occur if the closing value of the underlying on any scheduled trading day during the observation period is equal to or less than the knock-out value
Observation period:	The period from but excluding the strike date to and including the scheduled valuation date
Knock-out return amount:	$76.00 per note (reflecting a knock-out return equal to 7.60% of the stated principal amount)
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17291QT53 / US17291QT531
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	$20.00	$980.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $923.50 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-09 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the notes upon the occurrence of market disruption events and other specified events with respect to the underlying. The accompanying underlying supplement contains information about the underlying that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of the underlying on any date is the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of the underlying are its shares that are traded on a U.S. national securities exchange. Please see the accompanying product supplement for more information.

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table below indicates what your payment at maturity and total return on the notes would be for various hypothetical underlying returns, depending on whether a knock-out event has occurred. Your actual payment at maturity per note and total return on the notes will depend on the actual underlying return and whether a knock-out event actually occurs.

Hypothetical Underlying Return	Assuming a Knock-out Event Occurs		Assuming a Knock-out Event Does Not Occur
	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity(1)	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity(1)
100.00%	$1,076.00	7.60%	$1,000.00	0.00%
75.00%	$1,076.00	7.60%	$1,000.00	0.00%
50.00%	$1,076.00	7.60%	$1,000.00	0.00%
40.00%	$1,076.00	7.60%	$1,000.00	0.00%
30.00%	$1,076.00	7.60%	$1,000.00	0.00%
20.00%	$1,076.00	7.60%	$1,000.00	0.00%
15.00%	$1,076.00	7.60%	$1,000.00	0.00%
10.00%	$1,076.00	7.60%	$1,000.00	0.00%
5.00%	$1,076.00	7.60%	$1,000.00	0.00%
1.00%	$1,076.00	7.60%	$1,000.00	0.00%
0.00%	$1,076.00	7.60%	$1,000.00	0.00%
-1.00%	$1,076.00	7.60%	$1,010.00	1.00%
-5.00%	$1,076.00	7.60%	$1,050.00	5.00%
-10.00%	$1,076.00	7.60%	$1,100.00	10.00%
-15.00%	$1,076.00	7.60%	$1,150.00	15.00%
-20.00%	$1,076.00	7.60%	$1,200.00	20.00%
-25.00%	$1,076.00	7.60%	$1,250.00	25.00%
-29.99%	$1,076.00	7.60%	$1,299.90	29.99%
-30.00%	$1,076.00	7.60%	N/A	N/A
-40.00%	$1,076.00	7.60%	N/A	N/A
-50.00%	$1,076.00	7.60%	N/A	N/A
-75.00%	$1,076.00	7.60%	N/A	N/A
-100.00%	$1,076.00	7.60%	N/A	N/A

(1) Hypothetical total return on notes at maturity = (a) (i) the value of the payment at maturity minus (ii) the $1,000 stated principal amount per note, divided by (b) $1,000 stated principal amount per note

The examples below are intended to illustrate how your payment at maturity will depend on whether a knock-out event occurs and, if a knock-out event does not occur, on the underlying return. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what your actual payment at maturity on the notes will be. The examples are based on a hypothetical initial underlying value of $100.00 and do not reflect the actual initial underlying value. For the actual initial underlying value, see the cover page of this pricing supplement. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the notes work. However, you should understand that your actual payment at maturity will be calculated based on the actual initial underlying value, and not the hypothetical initial underlying value used in the examples below.

Example 1. A knock-out event does not occur, and the hypothetical final underlying value is $92.00, resulting in an underlying return of -8.00%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + the downside return amount

= $1,000 + ($1,000 × the absolute value of the underlying return)

= $1,000 + ($1,000 × | -8.00% |)

= $1,000 + $80.00

= $1,080.00

Because a knock-out event did not occur and the underlying depreciated from the hypothetical initial underlying value to the hypothetical final underlying value, you would participate on a 1-to-1 basis in the absolute value of the depreciation of the underlying from the initial underlying value to the final underlying value.

PS-3

Citigroup Global Markets Holdings Inc.

Example 2. A knock-out event does not occur, and the hypothetical final underlying value is $103.00, resulting in an underlying return of 3.00%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000

Because a knock-out event did not occur and the underlying appreciated from the hypothetical initial underlying value to the hypothetical final underlying value, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment. In this example, you would not participate in the appreciation of the underlying over the term of the notes.

Example 3. A knock-out event occurs, and the hypothetical final underlying value is $120.00, resulting in an underlying return of 20.00%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + the knock-out return amount

= $1,000 + $76.00

= $1,076.00

Because a knock-out event occurred in this example, you would be repaid the stated principal amount and receive a positive return equal to the knock-out return.

Example 4. A knock-out event occurs, and the hypothetical final underlying value is $85.00, resulting in an underlying return of -15.00%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + the knock-out return amount

= $1,000 + $76.00

= $1,076.00

Because a knock-out event occurred in this example, you would be repaid the stated principal amount and receive a positive return equal to the knock-out return, and you would not participate in the absolute value of any depreciation of the underlying from the initial underlying value to the final underlying value.

Example 5. A knock-out event occurs, and the hypothetical final underlying value is $50.00, resulting in an underlying return of -50.00%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + the knock-out return amount

= $1,000 + $76.00

= $1,076.00

Because a knock-out event occurred in this example, you would be repaid the stated principal amount and receive a positive return equal to the knock-out return, and you would not participate in the absolute value of any depreciation of the underlying from the initial underlying value to the final underlying value.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any positive return on your investment in the notes or may receive a positive return limited to the knock-out return. If a knock-out event has not occurred and the final underlying value is greater than or equal to the initial underlying value, you will be repaid only the stated principal amount of your notes at maturity. In addition, if a knock-out event has occurred, your return will be limited to the knock-out return of 7.60% of the stated principal amount, regardless of the performance of the underlying from the initial underlying value to the final underlying value. As the notes do not pay interest, there is no assurance that your total return on the notes will be as great as could have been achieved on a conventional debt security of ours of comparable maturity. The notes are not appropriate for investors who require interest payments or the certainty of a positive return on their investment.

▪	The initial underlying value, which was set on the strike date, may be higher or lower than the closing value of the underlying on the pricing date. The terms of the notes may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the notes but with the initial underlying value set on the pricing date.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return at a market rate. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The notes provide inverse (bearish) exposure to the performance of the underlying. Because the notes provide inverse (bearish) exposure to the performance of the underlying, your return on the notes will not benefit from any appreciation of the underlying over the term of the notes.

▪	Your potential to participate in the absolute value of any depreciation of the underlying may terminate on any scheduled trading day during the observation period. A knock-out event will occur if the closing value of the underlying on any scheduled trading day during the observation period is equal to or less than the knock-out value. A knock-out event may occur even if only as a result of a temporary drop in the closing value of the underlying that is quickly reversed. The knock-out feature of the notes effectively limits the potential return on the notes.

▪	Your potential return on the notes is limited and may significantly underperform the underlying. The notes offer the potential for (i) a positive return at maturity based on the absolute value of the performance of the underlying, but only if a knock-out event has not occurred, and (ii) a positive fixed return at maturity if a knock-out event has occurred. If a knock-out event has not occurred and the final underlying value is greater than or equal to the initial underlying value, you will only receive the stated principal amount of your notes at maturity. As a result, your potential return on the notes may be significantly less than the return you could have achieved by investing directly in the underlying.

▪	The probability that a knock-out event will occur will depend in part on the volatility of the underlying. “Volatility” refers to the frequency and magnitude of changes in the value of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decrease over the term of the notes and a knock-out event will occur on any scheduled trading day during the observation period. The underlying has historically experienced significant volatility. As a result, there is a significant risk that a knock-out event will occur during the observation period and that your return will be limited to the knock-out return of 7.60% of the stated principal amount, regardless of the performance of the underlying from the initial underlying value to the final underlying value. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the pricing date. If expectations about the volatility of the underlying change over the term of the

PS-5

Citigroup Global Markets Holdings Inc.

notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than initially expected.

▪	You will not receive dividends or have any other rights with respect to the underlying. You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the notes. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the notes. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

▪	If a knock-out event does not occur, your payment at maturity will depend on the closing value of the underlying on a single day. Because your payment at maturity will depend on the closing value of the underlying solely on the valuation date if a knock-out event does not occur, you are subject to the risk that the closing value of the underlying on that day may result in a lower, and possibly significantly lower, payment at maturity than the closing value on one or more other dates during the term of the notes. If the payment at maturity were based on an average of closing values of the underlying, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yields on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes.

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Citigroup Global Markets Holdings Inc.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the closing value of the underlying may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Our offering of the notes does not constitute a recommendation of the underlying. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that has a negative impact on your interests as a holder of the notes.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the notes. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪	Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the notes for any cash dividend paid by the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If the underlying pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See

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Citigroup Global Markets Holdings Inc.

“Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The notes will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The notes may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of the underlying. For example, if the underlying enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of the underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of the underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares” in the accompanying product supplement.

▪	The value and performance of the underlying shares of the underlying may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. The underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in the underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and the underlying index. In addition, corporate actions with respect to the equity securities held by the underlying (such as mergers and spin-offs) may impact the variance between the performance of the underlying and the underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of the underlying index and/or its net asset value per share, which could materially and adversely affect the value of the notes and/or reduce your return on the notes.

▪	Changes that affect the underlying may affect the value of your notes. The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the notes.

PS-8

Citigroup Global Markets Holdings Inc.

Information About the Invesco QQQ TrustSM, Series 1

The Invesco QQQ TrustSM, Series 1 is an exchange-traded fund that seeks to provide investment results that, before expenses, generally correspond to the performance of the NASDAQ-100 Index®. The NASDAQ-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market based on market capitalization. The Invesco QQQ TrustSM, Series 1 is a registered investment company.

Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the Invesco QQQ TrustSM, Series 1 pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-61001 and 811-08947, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the Invesco QQQ TrustSM, Series 1 trade on the Nasdaq Global Market under the ticker symbol “QQQ.”

Please refer to the section “Fund Descriptions—The Invesco QQQ TrustSM, Series 1” in the accompanying underlying supplement for important disclosures regarding the Invesco QQQ TrustSM, Series 1.

We have derived all information regarding the Invesco QQQ TrustSM, Series 1 from publicly available information and have not independently verified any information regarding the Invesco QQQ TrustSM, Series 1. This pricing supplement relates only to the notes and not to the Invesco QQQ TrustSM, Series 1. We make no representation as to the performance of the Invesco QQQ TrustSM, Series 1 over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Invesco QQQ TrustSM, Series 1 is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the Invesco QQQ TrustSM, Series 1 on September 18, 2023 was $370.66.

The graph below shows the closing value of the Invesco QQQ TrustSM, Series 1 for each day such value was available from January 2, 2013 to September 18, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Invesco QQQ TrustSM, Series 1 – Historical Closing Values January 2, 2013 to September 18, 2023

PS-9

Citigroup Global Markets Holdings Inc.

United States Federal Income Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “short-term debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Short-Term Notes,” and the remaining discussion is based on this treatment.

Under the rules applicable to short-term debt instruments, if you are a cash-method U.S. Holder, you generally should not be required to recognize income with respect to the notes until maturity or an earlier disposition. If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue income currently on short-term debt instruments), you are required to accrue original issue discount into income over the term of the notes; however, because the amount of the payment at maturity is contingent, the amount required to be included in income is uncertain.

Upon the sale, exchange or retirement of the notes (including retirement at maturity), you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased, if you accrue income on the notes currently, by any previously accrued but unpaid discount. Any loss recognized should be treated as short-term capital loss and any gain recognized at maturity should be treated as ordinary income. If you dispose of a note prior to maturity at a gain, you should consult your tax adviser regarding the determination of the amount of such gain that is treated as ordinary income and the amount that is treated as short-term capital gain.

You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Short-Term Notes” in the accompanying product supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. In light of the fact that the payout on the securities is inversely related to the performance of the underlying, payment on the securities to Non-U.S. Holders will not be subject to Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-10

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $20.00 for each note sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $20.00 for each note they sell. See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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PS-11